As filed with the Securities and Exchange Commission on October 4, 2019.

Registration No. 333-188941
Registration No. 333-204084
Registration No. 333-229993

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
Form S-8 Registration Statement (No. 333-188941)
Form S-8 Registration Statement (No. 333-204084)
Form S-8 Registration Statement (No. 333-229993)

UNDER
THE SECURITIES ACT OF 1933

SOTHEBY’S
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	38-2478409 (I.R.S. Employer Identification No.)

1334 York Avenue New York, New York (Address of Principal Executive Offices)	10021 (Zip Code)

Sotheby’s 2018 Equity Incentive Plan
Sotheby’s Stock Compensation Plan for Non-Employee Directors
Second Amended and Restated Sotheby’s Restricted Stock Unit Plan
(Full Title of the Plans)

David G. Schwartz
Senior Vice President, Chief Securities Counsel and Corporate Secretary
Sotheby’s
1334 York Avenue
New York, New York 10021
(Name and Address of Agent for Service)
 (212) 606-7000
(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer (Do not check if a smaller reporting company)	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.
☐

EXPLANATORY NOTE /
DEREGISTRATION OF SECURITIES

On June 16, 2019, as previously reported, Sotheby’s (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Bidfair USA LLC, a Delaware limited liability company (“Parent”), and BidFair MergeRight Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving company in the Merger.
The Company previously registered shares of the Company’s common stock, $0.01 par value per share, under the below referenced Registration Statements on Form S-8 (the “Registration Statements”) concerning shares issuable or issued under certain employee benefit and equity plans and agreements. As a result of the consummation of the Merger, the Company has terminated all offerings of its securities pursuant to the below referenced Registration Statements. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all securities of the Company registered pursuant to the Registration Statements that remain unsold as of the date hereof.

Registration No.	Date Filed With the SEC	Name of Equity Plan	Number of Shares of Common Stock Originally Registered
333-229993	3/1/2019	Sotheby’s 2018 Equity Incentive Plan	6,000,000
333-204084	5/12/2015	Sotheby’s Stock Compensation Plan for Non-Employee Directors	200,000
333-188941	5/30/2013	Second Amended and Restated Sotheby’s Restricted Stock Unit Plan	3,000,000

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this fourth day of October, 2019.

SOTHEBY’S

By:	/s/ David G. Schwartz
David Schwartz
Senior Vice President, Chief Securities Counsel and Corporate Secretary
Date:	October 4, 2019

No other person is required to sign the Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 of the Securities Act of 1933, as amended.